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Exhibit 10.27

September 10, 2004

Mr. Marty Glick

Dear Marty:

        This letter (the "Agreement") confirms the agreement between you and Theravance, Inc. (the "Company") regarding the continuation of your employment with the Company and the benefits we would like to offer you upon your eventual cessation of employment.

        1.     Continuing Employment.    Your employment with the Company will continue through December 31, 2005. You agree to resign your employment with the Company effective January 1, 2006, provided that you may resign your employment on any earlier date for any reason or no reason. The Company may terminate your employment prior to the Termination Date only for Cause. For purposes of this Agreement, the "Termination Date" shall mean the date that your employment ends. For purposes of this Agreement, "Cause" means (a) a material failure to comply with the Company's written policies or rules, (b) conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, (c) gross misconduct, or (d) breach of this Agreement or your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. You will have the title of Executive Vice President and Chief Financial Officer until we hire a new Chief Financial Officer, at which time your title will change to Executive Vice President, Strategy. Our mutual understanding is that you will work closely with the Chief Executive Officer and the new Chief Financial Officer through your Termination Date to ensure a seamless transition of the leadership of the Company's Finance and Administrative function to the new Chief Financial Officer.

        2.     Salary, Bonus and Vacation Pay.    While you remain employed, you will continue to be provided all employee benefits for which you are eligible through and until the Termination Date. While you remain employed, you will continue to be paid your current salary of $27,127.08 per month through June 30, 2005 or any earlier cessation of employment, and you will be eligible to receive your 2004 bonus (payable in early 2005). In addition, you will continue to accrue vacation time at your current rate through but not after June 30, 2005. While you remain employed from June 30, 2005 through December 31, 2005 or any earlier cessation of employment, you will be paid a salary of $3,750 per month. Your salary, bonus and all of your employee benefits will cease if the Company terminates your employment for Cause or you resign your employment prior to December 31, 2005. However, if you remain employed through December 31, 2005, you will receive 50% of your targeted 2005 bonus (payable in early 2006). While you need not report to work on a full-time basis after June 30, 2005, you agree that you will make yourself available upon specific request by the Company for not more than ten (10) hours per week for as long as you are employed by the Company. On the Termination Date, you will cease being an employee of the Company and you will be paid any earned but unpaid salary and accrued vacation pay as of the Termination Date.

        3.     Additional Option Vesting.    As of September 7, 2004, you own the following shares of the Company's capital stock (all share numbers shown on a pre-reverse split basis).

Certificate Number	Common or Preferred Stock	Number of Shares
CS-69	Common	200,000
CS-70	Common	200,000
PA-47	Preferred	8,000
PA-104	Preferred	4,000
CS-955	Common	50,000

        Through September 7, 2004, you were granted the following options to purchase shares of the Company's Common Stock (all numbers shown on a pre-reverse split basis)

Grant Date	Number of Shares	Exercise Price		Vested 12/31/05	Unvested 12/31/05
9/20/98	200,000		$0.50	200,000	0
9/20/98	200,000		$0.50	200,000	0
3/16/00	43,750		$5.25	43,750	0
4/29/00	50,000		$5.50	50,000	0
2/24/02	18,181		$5.50	18,181	0
2/24/02	36,819		$5.50	36,819	0
1/24/03 1/24/03 (collectively, "Option 1")	50,000 2,250	$ $	2.00 2.00	36,458 1,641	13,542 609
3/29/04 ("Option 2")	100,000		$6.25	33,334	66,666
3/29/04 ("Option 3")	40,000		$6.25	0	40,000
3/29/04 ("Option 4")	275,000		$6.25	0	275,000

        You have previously exercised 400,000 of your options granted in 1998 and 50,000 of your options granted in 2003. The options listed in the table granted in 2000 will remain exercisable until 10 years after the grant date, regardless of when your employment ceases. The options listed in the table granted in 2002 and 2003 will remain exercisable for 3 months following your cessation of service. In addition, if you remain employed through December 31, 2005, and sign this Agreement and the release attached hereto as Exhibit B within 30 days following your cessation of employment for any reason other than Cause, then the options granted to you in 2002 and 2003 (to the extent not then exercised) shall be modified effective as of the Termination Date to extend the period of time you have to exercise those options such that they will be exercisable through December 31, 2007. Option 2 listed in the table will remain exercisable for 36 months after your cessation of employment, that is until December 31, 2008 if you remain in compliance with the terms of this Agreement. Options 3 and 4 listed in the table will remain exercisable until June 30, 2009 if you remain in compliance with the terms of this Agreement. All of your outstanding options will continue to vest pursuant to their terms until your Termination Date.

        In addition, if you remain employed through December 31, 2005, and sign this Agreement and the release attached hereto as Exhibit B within 30 days following your cessation of employment for any reason other than Cause, then effective on the Termination Date:

  (i)
  you will continue to vest until fully vested in the shares under Option 1 as of the original vesting dates applicable to Option 1 (although you need not remain employed after December 31, 2005 in order to continue to vest, you do need to serve as a consultant to the Company from January 1, 2006 through December 31, 2006 pursuant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit C ("the Consulting Agreement") in order to continue to vest);

  (ii)
  you will continue to vest in the 100,000 shares under Option 2 as of the original vesting dates applicable to Option 2 (although you need not remain employed after December 31, 2005 in order to continue to vest, you do need to serve as a consultant to the Company from January 1, 2006 through December 31, 2006 pursuant to the terms and conditions of the Consulting Agreement in order to fully vest); and

  (iii)
  you will continue to vest in all of the shares underlying Option 3 and 23,000 shares under Option 4 (for a total of 63,000 shares) (the "Reduced Shares") as follows 40% of the Reduced Shares vest on September 2, 2007; 30% of the Reduced Shares vest on March 29, 2008; and the final 30% of the Reduced Shares vest on March 29, 2009 (taken equally from Option 3 and Option 4) (although you need not remain employed after December 31, 2005 in order to

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    continue to vest, you do need to serve as a consultant to the Company from January 1, 2006 through December 31, 2006 pursuant to the terms and conditions of the Consulting Agreement in order to continue to vest).

        Under no circumstance will any of the shares issued upon exercise of Options 2, 3 or 4, or 14,142 of the unvested shares under Option 1 as of your Termination Date be transferable by you prior to September 2, 2007, nor will they be eligible for the "put" provisions contained in the Governance Agreement dated March 30, 2004, as amended, between the Company and Glaxo Group Limited. In this regard, you agree to the imposition of appropriate stop transfer instructions, legends and an escrow of any shares issued upon exercise of Options 1, 2 or 3 to enforce the foregoing.

        You acknowledge that you have no other stock rights in the Company other than those rights enumerated in this paragraph. You further acknowledge that all the terms, conditions and limitations applicable to each of the options identified in this paragraph as set forth in the applicable stock option agreements and the Company's 1997 Stock Plan and Long-Term Stock Plan shall remain in full force and effect, except as otherwise set forth herein.

        4.     Release of All Claims.    In consideration for agreeing to continue your employment through December 31, 2005 on the terms set forth herein and in consideration of your eligibility for continued stock option vesting described above, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys' fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

        5.     Waiver.    You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

        6.     Promise Not To Sue.    You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement.

        7.     No Competition.    While employed by the Company, you agree not to serve as an officer or an employee of any business competing with, or similar to the business of, the Company and engaged in such competing or similar business of the Company anywhere within any state, possession, territory or jurisdiction of the United States of America or any other country in which you have provided services for the Company. If any restriction set forth in this paragraph 10 is held to be unreasonable or unenforceable by a court of competent jurisdiction, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. This restriction will not apply to your service as a member of the Board of Directors of other companies, regardless of whether or not they are in a business that competes with the Company; provided that you

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continue to adhere to your confidentiality obligations and other similar provisions contained in your Proprietary Information and Inventions Agreement.

        8.     Effective Date and Rescission.    You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the "Effective Date." Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

        9.     No Admission.    Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

        10.   Company Trading Policy.    You agree that you will comply with the Company's insider trading policy while employed, including not trading in the Company's securities during any period that other officers of the Company are precluded from trading. The Lock-Up Agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers, Credit Suisse First Boston Corporation, Perseus Group LLC and Thomas Weisel Partners LLC dated July 1, 2004 and the Lock-Up Agreement entered into as of May 11, 2004, by and among the Company, SmithKline Beecham Corporation and you shall each remain in full force and effect in accordance with their terms.

        11.   Other Agreements.    At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on July 1, 1998, and a copy of which is attached as Exhibit A. The indemnification agreement dated September 1, 2000 between you and the Company shall remain in full force and effect in accordance with its terms. You shall also remain bound by (a) the Co-Sale Agreement dated January 25, 1999 by and among the Company, you, and Roy Vagelos, James Tananbaum, George Whitesides and certain holders of Preferred Stock, (b) the Amended and Restated Investors' Rights Agreement by and between the Company and the Investors dated May 11, 2004, (c) the Amended and Restated Voting Agreement by and among the Company, the Investors and the Key Common Stockholders dated May 11, 2004, and (d) the Letter Agreement dated April 20, 2000 by and between you and the Company. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

        12.   Company Property.    You agree that on or prior to the Termination Date you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company, except that you may keep your personal copies of (i) your compensation records and (ii) materials distributed to stockholders generally.

        13.   Confidentiality of Agreement.    You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

        14.   No Disparagement.    You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

        15.   Severability.    If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

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        16.   Choice of Law.    This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

        17.   Execution.    This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

        Please indicate your agreement with the above terms by signing below.

Very truly yours,
Theravance, Inc.
By:	/s/ RICK E WINNINGHAM Rick E Winningham Chief Executive Officer

        I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

By:	/s/ MARTY GLICK

Marty Glick

Dated:	September 10, 2004

Attachments

Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: Release
Exhibit C: Consulting Agreement

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EXHIBIT A

PROPRIETARY INFORMATION AND INVENTION AGREEMENT

        The following confirms an agreement between me and Advanced Medicine, Inc. ("the Company"), which is a material part of the consideration for my employment by the Company:

        1.     I understand that the Company possesses Proprietary Information which is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, software programs and subroutines, source and object code, trade secrets, ideas, techniques, inventions (whether patentable or not), business and product development plans, the nature of the Company's business or products until such time as such information has become public, terms of compensation and performance levels of Company employees, and other information concerning the Company's actual or anticipated business, research or development, which is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

        2.     I understand that the Company possesses "Company Documents" which are important to its business. For purposes of this Agreement, "Company Documents" are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. "Company Documents" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

        3.     In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

          a.     All Proprietary Information and all patents, copyrights and other rights in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

          b.     I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement. All Company Documents shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) copies of records relating to my employment that I have signed; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

          c.     I will promptly disclose in writing to my immediate supervisor, with a copy to the President of the Company, or to any persons designated by the Company, all "Inventions," which includes all software programs or subroutines, source or object code, improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the President of the Company all Inventions made, conceived, reduced to practice, or developed by me within six months of the termination of my employment with the Company which resulted from my prior work with the Company. Such disclosures shall be received by the Company in confidence and do not extend to the assignment made in Section (d) below.

          d.     I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached as Exhibit A. This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870. The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith. I further acknowledge and agree that such Inventions, including any computer programs, programming documentation, and other works of authorship, are "works made for hire" for purposes of the Company's rights under copyright laws. I hereby assign to the Company any rights I may have or acquire in such Inventions.

          e.     I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining and enforcing patents, copyrights or other rights on such Inventions and improvements in any, and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney in-fact to act for and on my behalf and instead of me, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

          f.      I have attached as Exhibit B a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.

          g.     During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

          h.     Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company's business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days of such submission, the Company agrees to notify me whether the Company believes such material contains any Proprietary Information, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information. I further agree to obtain the consent of the Company prior to any review of such material by persons outside the Company.

          i.      I agree that, during my employment with the Company, I will not provide consulting services to or become an employee of, any other firm or person engaged in a business in any way competitive with the Company, or involved in the design, development, or marketing of software products, without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of my manager and the Human Resource Manager responsible for the organization in which I work.

          j.      I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

        4.     I agree that I am employed on an "at-will" basis. This means that I have the right to resign and the Company has the right to terminate my employment at any time for any reason, with or without cause. This is the complete agreement between the Company and me on this term of my employment. I further agree that this term can only be modified by the Company President and he or she can only do so in a writing signed and dated by him or her and me.

        5.     Subject to the exceptions below, I agree that any and all disputes or claims that I have with the Company, or any of its employees, which arise out of my employment or under the terms of my employment, shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, my employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Employee Retirement Income Securities Act, the Racketeer Influenced and Corrupt Organizations Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of my employment with the Company or its termination. The only claims or disputes not covered by this paragraph are claims or disputes related to or arising under intellectual property rights pertaining to Proprietary Information or for benefits under the unemployment insurance or workers' compensation laws, which will be resolved pursuant to the applicable laws. Binding arbitration will be conducted in San Mateo County, California in accordance with the rules and regulations of the American Arbitration Association (AAA). If, at the time the dispute in question arose, I live and work more than one hundred (100) miles from San Mateo County, California, then I have the option of requesting that the arbitration take place in the county in which the Company has an office that is nearest to my home. Each party will split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys' fees: that is, the arbitrator will not have authority to award attorneys' fees unless a statutory section at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. I understand and agree that the arbitration shall be instead of any jury trial and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

        6.     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        7.     This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

        8.     This Agreement can only be modified by a subsequent written agreement executed by the President of the Company.

        9.     Although I may work for Advanced Medicine, Inc. outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

        I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Marty Glick Employee Name (Please Print)
/s/ MARTY GLICK Employee Signature	July 1, 1998 Date

EXHIBIT A

        Section 2870.    Application of provision providing that employee shall assign or offer to assign rights in inventions to employer.

          k.     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

            (1)   Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

            (2)   Result from any work performed by the employee for his employer.

          l.      To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

A-A-1

EXHIBIT B

1.	The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by Advanced Medicine, Inc. ("the Company") that have been made or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company's Proprietary Information and Inventions Agreement:
X	No inventions or improvements.
See below: Any and all inventions regarding:
Additional sheets attached.
2.	I propose to bring to my employment the following materials and documents of a former employer:
X	No materials or documents
See below:

/s/ MARTY GLICK Employee Signature	July 1, 1998 Date

A-B-1

EXHIBIT B

GENERAL RELEASE OF ALL CLAIMS

        In consideration of the severance benefits to be provided to Marty Glick by Theravance, Inc. ("the Company"), pursuant to the terms of the Agreement you entered into with the Company dated as of September 10, 2004 (the "Agreement"), you, on your own behalf and on behalf of your heirs, executors, administrators and assigns, hereby fully and forever release and discharge the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called "the Releasees"), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to your employment with the Company, including the termination of that employment.

        1.     Eight days after you sign (and do not revoke) this General Release of All Claims ("Release"), provided that it is not signed earlier than your cessation of employment, you will be entitled to the severance benefits set forth in Sections 2 and 3 of the Agreement that are conditioned on this Release.

        2.     You understand and agree that this Release is a full and complete waiver of all claims, including (without limitation) claims to attorneys' fees or costs, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury, fraud or emotional distress and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination. You further understand and agree that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

        3.     You also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or you.

        4.     In addition, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        5.     If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

        6.     You agree to provide, at the Company's expense, including reimbursement of reasonable fees and expenses of counsel, reasonable cooperation and complete and accurate information to the Company (voluntarily, without requiring a subpoena or other compulsion of law) in the event of litigation against the Company and/or its officers or directors. You also agree that you will not assist any person in bringing or pursuing any claim or action of any kind against the Company, unless pursuant to subpoena or other compulsion of law.

        7.     This Release constitutes the entire agreement between you and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release except as otherwise set forth in the Agreement. However, this Release covers only those claims

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that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of the Agreement.

        8.     You understand that you have the right to consult with an attorney before signing this Release. You have 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of your own choosing, and decide to execute it or not execute it. You also understand that you may revoke this Release during a period of seven days after you sign it and that this Release will not become effective for seven days after you sign it (and then only if you do not revoke it). In any event, this Release is not to be signed, and will not become effective, prior to your cessation of employment. In order to revoke this Release, within seven days after you execute this Release you must deliver to Brad Shafer at the Company a letter stating that you are revoking it.

        9.     You understand that if you choose to revoke this Release within seven days after you sign it, you will not receive the severance benefits set forth in Sections 2 and 3 that are conditioned on this Release and the Release will have no effect.

        10.   You agree not to disclose to others the terms of this Release, except that you may disclose such information to your spouse and to your attorney or accountant in order for such attorney or accountant to render services to you related to this Release.

        11.   You state that before signing this Release, you:

  •
  Have read it,

  •
  Understand it,

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  Know that you are giving up important rights,

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  Are aware of your right to consult an attorney before signing it, and

  •
  Have signed it knowingly and voluntarily.

Date:	By:	Marty Glick

TO BE SIGNED UPON CESSATION OF EMPLOYMENT

B-2

EXHIBIT C

CONSULTING AGREEMENT

Effective January 1, 2006, Marty Glick, 511 Hampton Road, Piedmont, CA ("Consultant") and Theravance, Inc., 901 Gateway Boulevard, South San Francisco CA 94080 ("Theravance") agree as follows:

        1.    Services and Payment.

        (a)   Consultant agrees to consult with and advise Theravance from time to time, at Theravance's request and upon mutual agreement by Consultant ("Services"). Consultant shall not be required to provide more than 5 hours of Services per month. Consultant shall be entitled to reimbursement for expenses for which Consultant has received prior approval from Theravance upon submission of receipts therefor.

        (b)   During the term of this Agreement, and provided this Agreement is not terminated by the Theravance for Cause (defined below), Consultant shall continue to vest in his stock options as set forth in the Letter Agreement between the Theravance and Consultant dated September 10, 2004. For Services provided, the Company shall pay Consultant a fee of $275 per hour for each hour of authorized Services rendered under this Agreement. Such fees (if any) shall be invoiced and paid within 30 days following the receipt by the Company of an invoice.

        2.    Ownership of Inventions.    Theravance shall own all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), including without limitation, discoveries, compositions of matter, pharmaceutical formulations, methods of use, methods of making, techniques, processes, formulas, improvements, works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant (solely or jointly with others) during the term of this Agreement that arise out of or relate to the Services or any Proprietary Information (as defined below) (collectively, "Inventions"). Consultant will promptly disclose, provide and assign all Inventions to Theravance. Consultant shall further assist Theravance, at Theravance's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned throughout the world. Such assistance may include, but is not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints Theravance as his/her agent and attorney-in-fact to act for and on Consultant's behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant. When requested by Theravance, Consultant will make available to Theravance all notes, data and other information relating to any Invention.

        3.    Proprietary Information.    Consultant agrees that all Inventions and other business, technical and financial information concerning Theravance (including, without limitation, the identity of and information relating to Theravance's customers or employees) Consultant develops, learns or obtains during the term of this Agreement or while he is providing Services constitute "Proprietary Information." Consultant will hold in confidence and not disclose or make available to third parties or make use of any Proprietary Information except with the prior written consent of Theravance or to the extent necessary in performing Services for Theravance. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document (i) is or becomes readily publicly available without restriction through no fault of Consultant, or (ii) that Consultant knew without restriction prior to its disclosure by Theravance. Upon termination of this Agreement or as otherwise requested by Theravance, Consultant will promptly return to Theravance all documents, materials and copies containing or embodying Proprietary Information, except that Consultant may keep a personal copy of (i) compensation records relating to the Services and (ii) this Agreement.

        4.    Solicitation and Services for Competitors.    As additional protection for Proprietary Information, Consultant agrees that during the term of this Agreement, Consultant will not encourage or solicit any employee of or consultant to Theravance to leave Theravance for any reason. During the term of this Agreement, you agree not to serve as an officer or an employee of any business competing with, or similar to the business of, the Company and engaged in such competing or similar business of the Company anywhere within any state, possession, territory or jurisdiction of the United States of America or any other country in which you have provided services for the Company. If any restriction set forth in this paragraph 4 is held to be unreasonable or unenforceable by a court of competent jurisdiction, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. This restriction will not apply to your service as a member of the Board of Directors of other companies, regardless of whether or not they are in a business that competes with the Company; provided that you continue to adhere to all of your other obligations herein, including without limitation your confidentiality obligations.

        5.    Term and Termination.    This Agreement shall become effective on the date hereof and remain in force until December 31, 2006 unless terminated by either party. Consultant may terminate this Agreement at any time, for any reason, by giving Theravance 10 days' written notice. Theravance may only terminate this Agreement for Cause, which for purposes of this Agreement shall mean (a) a material failure to comply with the Theravance's written policies or rules, (b) conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof, (c) gross misconduct, or (d) breach of this Agreement. All provisions of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

        6.    Relationship of the Parties.    Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers' Compensation Insurance. Consultant recognizes and agrees that Consultant has no expectation of privacy with respect to Theravance's telecommunications, networking or information processing systems (including, without limitation, computer files, email messages and attachments, and voice messages) and that Consultant's activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

        7.    Assignment.    This Agreement and the Services performed hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Theravance. Any attempt to do so shall be void. Theravance shall be free to assign or transfer this Agreement to a third party.

        8.    No Conflict.    Consultant represents and warrants that (i) his performance hereunder will not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to or during Consultant's engagement with Theravance, and (ii) all work under this Agreement will be Consultant's original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity. Consultant represents and warrants that he has not entered into, and agrees that he will not enter into, any agreement whether written or oral in conflict with this Agreement or with his obligations as a consultant to Theravance.

        9.    Remedies.    Any breach of Section 2, 3, 4 or 8 will cause irreparable harm to Theravance for which damages would not be an adequate remedy, and, therefore, Theravance will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

        10.    Entire Agreement.    This Agreement supersedes all prior agreements between the parties and constitutes the entire agreement between the parties as to the subject matter hereof, except that if the Consultant has signed Theravance's Nondisclosure Agreement, it shall remain in full force and effect.

        11.    Notices.    All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, to the address of each party set forth above, or to such other addresses as either party shall specify to the other.

        12.    Amendments.    No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.

        13.    Severability.    In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

        14.    Arbitration.    Subject to the exceptions set forth below, Consultant understands and agrees that any disagreement regarding this Agreement will be determined by submission to arbitration as provided by Section 1280 et seq. of the California Code of Civil Procedure, and not by a lawsuit or resort to court process proceedings. The only claims or disputes not covered by this paragraph are claims or disputes related to issues affecting the validity, infringement or enforceability of any trade secret or patent rights held or sought by Theravance or which Theravance could otherwise seek; in which case such claims or disputes shall not be subject to arbitration and will be resolved pursuant to applicable law.

        15.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys fees.

Consultant	Theravance, Inc.
By:
Marty Glick	(signature)
Name:
Social Security No.:	Title:

QuickLinks

  Exhibit 10.27
EXHIBIT A PROPRIETARY INFORMATION AND INVENTION AGREEMENT
EXHIBIT A
EXHIBIT B
EXHIBIT B GENERAL RELEASE OF ALL CLAIMS
EXHIBIT C CONSULTING AGREEMENT